Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INTRAWEST RESORTS HOLDINGS, INC.

ARTICLE I
NAME

The name of the corporation is Intrawest Resorts Holdings, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, and the name of the registered agent for service of process at such address is Corporation Service Company.

ARTICLE III
PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).  The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV
CAPITAL STOCK

The total number of shares of stock that the Corporation shall have authority to issue is one hundred (100) shares, all of which shall be common stock having a par value of $0.001 per share.

ARTICLE V
BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of a board of directors.  The directors of the Corporation shall serve until the annual meeting of the stockholders of the Corporation or until their successor is elected and qualified.  The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation.  Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of the directors of the Corporation need not be by written ballot.  Except as otherwise provided in this Certificate of Incorporation and the bylaws of the Corporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the board of directors.

ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION

To the fullest extent permitted by law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.  The Corporation shall indemnify its directors and officers to the fullest extent permitted by law.  The Corporation, by approval of its board of directors, may in its discretion, indemnify the Corporation’s employees and agents.  Any repeal or modification of this Article VI shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director or officer of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

ARTICLE VII
BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the board of directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

ARTICLE VIII
RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware in force at the time may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.